Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

March 2, 2018

United States Lime & Minerals, Inc.

5429 LBJ Freeway, Suite 230

Dallas, Texas 75240

Ladies and Gentlemen:

We consent to the use of the name LaRoche Petroleum Consultants, Ltd., to references to LaRoche Petroleum Consultants, Ltd., and to the inclusion of information taken from our “Estimate of Reserves and Future Cash Flow to the United States Lime & Minerals, Inc. Interest in Certain Properties Located in Newark East field in Johnson County, Texas as of December 31, 2017” in the United States Lime & Minerals, Inc. Annual Report on Form 10-K for the year ended December 31, 2017.  We also consent to the inclusion of our letter report dated January 31, 2018 as Exhibit 99.1.  We further consent to the incorporation by reference of said use, references, and the letter report in the Registration Statements of United States Lime & Minerals, Inc. on Forms S‑8 (File No. 333‑161410 and File No. 333‑196697).

Very truly yours,

/s/ LaRoche Petroleum Constants, Ltd.
LaRoche Petroleum Consultants, Ltd.
By LPC, Inc. General Partner